Filed pursuant to Rule 433

Registration Statement No. 333-237461

November 18, 2020

THE TJX COMPANIES, INC.

Pricing Term Sheet

1.150% Notes due 2028

1.600% Notes due 2031

Issuer:	The TJX Companies, Inc.

Securities:	1.150% Notes due 2028 (the “2028 Notes”) 1.600% Notes due 2031 (the “2031 Notes”)

Trade Date:	November 18, 2020

Settlement:	T+7; November 30, 2020

Principal Amount: 2028 Notes: 2031 Notes:	$500,000,000 $500,000,000

Maturity: 2028 Notes: 2031 Notes:	May 15, 2028 May 15, 2031

Coupon: 2028 Notes: 2031 Notes:	1.150% 1.600%

Interest Payment Dates: 2028 Notes: 2031 Notes:	May 15 and November 15, beginning May 15, 2021 May 15 and November 15, beginning May 15, 2021

Benchmark Treasury: 2028 Notes: 2031 Notes:	0.500% due October 31, 2027 0.875% due November 15, 2030

Benchmark Treasury Yield: 2028 Notes: 2031 Notes:	0.647% 0.883%

Spread to Benchmark Treasury: 2028 Notes: 2031 Notes:	+53 basis points +73 basis points

Yield to Maturity: 2028 Notes: 2031 Notes:	1.177% 1.613%

Price to Public: 2028 Notes: 2031 Notes:	99.808% of face amount 99.876% of face amount

Redemption Provisions:

Make-Whole Call:
2028 Notes:	Prior to March 15, 2028 (two months prior to their maturity), Treasury plus 10 basis points
2031 Notes:	Prior to February 15, 2031 (three months prior to their maturity), Treasury plus 15 basis points

Par Call: 2028 Notes: 2031 Notes:	On or after March 15, 2028 at 100.000% On or after February 15, 2031 at 100.000%

CUSIPs: 2028 Notes: 2031 Notes:	872540 AV1 872540 AW9

Ratings:	A2 (Moody’s) / A (S&P)

Joint Book-Running Managers:	J.P. Morgan Securities LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	Wells Fargo Securities, LLC KeyBanc Capital Markets Inc.

NatWest Markets Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC Truist Securities, Inc.

BNY Mellon Capital Markets, LLC Barclays Capital Inc. Citizens Capital Markets, Inc. Commerz Markets LLC Fifth Third Securities, Inc. PNC Capital Markets LLC Santander Investment Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement, including the preliminary prospectus supplement and accompanying prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement, including the preliminary prospectus supplement and accompanying prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533; BofA Securities, Inc. at 1-800-294-1322; or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

This pricing term sheet supplements and updates the information contained in the preliminary prospectus supplement issued by The TJX Companies, Inc. on November 18, 2020 relating to its prospectus dated March 30, 2020.